Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. PO Box 368 Emmaus, PA 18049 (800) 422-2825

Contact:	Stephen R. Milbourne,	05-14
Manager, Investor Relations

smilbourne@buckeye.com

(800) 422-2825

BUCKEYE PARTNERS, L.P. REPORTS 2005 SECOND QUARTER
RESULTS AND INCREASES QUARTERLY DISTRIBUTION

Emmaus, PA – July 29, 2005 . . . Buckeye GP LLC, the general partner of Buckeye Partners, L.P. (NYSE:BPL) (the “Partnership”), today reported that the Partnership’s net income for the second quarter of 2005 was $24.4 million, an increase of 22.6 percent from net income of $19.9 million in the 2004 period.  On a per unit basis, net income was $0.66 during the second quarter of 2005 as compared with $0.69 last year.  Net income per unit results in the second quarter reflect an increase in the average number of units outstanding to 36.9 million from an average of 29.0 million units outstanding in the second quarter of 2004.  Revenue in the second quarter of 2005 was $101.9 million compared with revenue of $70.5 million in the second quarter of 2004.  Operating income in the 2005 period was $39.6 million, an increase of 43.5 percent from operating income of $27.6 million in the second quarter of 2004.

Pipeline volume for the second quarter of 2005 was 1,386,900 barrels per day, a 24.1 percent increase over the second quarter of 2004.  Costs and expenses for the second quarter 2005 were $62.3 million compared to $42.9 million in the second quarter 2004.  All of the foregoing financial results reflect the Partnership’s acquisition of certain pipelines and terminals from affiliates of Shell Oil Products US (“Shell”) in October 2004, and the acquisition of certain pipelines and terminals from affiliates of Exxon Mobil Corporation (“ExxonMobil”) in May 2005.

The Board of Directors of Buckeye GP LLC also declared a regular quarterly partnership cash distribution of $0.7125 per limited partnership unit payable August 31, 2005, to unitholders of record on August 9, 2005.  This cash distribution represents a quarterly increase in the distribution of $0.0125 per limited partnership unit to an indicated annual cash distribution level of $2.85.  This is the 74th consecutive quarterly cash

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distribution paid by the Partnership since its formation in 1986, and the fifth consecutive increase in the quarterly cash distribution.

 “We are pleased to report another quarter of excellent financial results at Buckeye Partners, L.P,” said W. H. Shea, Jr., Chairman, President and Chief Executive Officer of the general partner.  “The strength of our operating results in the second quarter was driven by good performance in connection with our core pipeline and terminal operations, as well as the assets we acquired from Shell in October, 2004, and the pipelines and terminals we acquired from ExxonMobil in May, 2005.  These strong financial results support our announcement of another increase in our cash distribution to unitholders from $2.80 per LP unit to $2.85 per LP unit on an annualized basis.”

Buckeye will host the 2005 second quarter conference call on Monday, August 1, at 4:00 p.m. Eastern Time.  Interested parties are invited to listen via the Internet, on either a live or replay basis at: http://phx.corporate-ir.net/playerlink.zhtml?c=110823&s=wm&e=1107646  A replay will also be available from August 1, 2005 to August 5, 2005 by dialing (800) 642-1687 Code: 8037510.

Buckeye Partners, L.P., through its operating subsidiaries, is one of the largest independent refined petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 4,900 miles of pipeline.  The Partnership also owns and operates 42 refined petroleum products terminals with an aggregate storage capacity of approximately 16.7 million barrels in Illinois, Indiana, Massachusetts, Michigan, Missouri, New York, Ohio and Pennsylvania, and operates and maintains approximately 1,300 miles of pipeline under agreements with major oil and chemical companies.  For more information about Buckeye Partners, L.P., visit the Partnership’s website at www.buckeye.com.

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This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that the General Partner believes to be reasonable as of today’s date.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond the control of the Partnership.  Among them are (1) adverse weather conditions resulting in reduced demand; (2) changes in rate regulation by the Federal Energy Regulatory Commission; (3) changes in other laws and regulations, including safety, tax and accounting matters; (4) competitive pressures from other transportation services and alternative energy sources; (5) liability for environmental claims; (6) improvements in energy efficiency and technology resulting in reduced demand; (7) the inability to integrate acquired assets successfully with the Partnership’s existing assets and to realize anticipated cost savings and other efficiencies; (8) labor relations; (9) changes in real property tax assessments; (10) regional economic conditions; (11) market prices of petroleum products and the demand for those products in the Partnership’s service territory; (12) disruptions to the air travel system; (13) security issues relating to the Partnership’s assets; and (14) interest rate fluctuations and other capital market conditions.  You should read the Partnership’s Annual Report on Form 10-K, and its most recently filed Form 10-Q, for a more extensive list of factors that could affect results. The Partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today’s date.

BUCKEYE PARTNERS, L.P.

CONDENSED STATEMENT OF INCOME

(In Millions, Except Per Unit Amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004

Revenue	$101.9	$70.5	$197.8	$142.3

Costs and Expenses
Operating expenses	49.8	33.0	95.5	67.4
Depreciation and amortization	9.2	5.8	17.7	11.6
General and administrative	3.3	4.1	7.6	7.6
Total costs and expenses	62.3	42.9	120.8	86.6

Operating Income	39.6	27.6	77.0	55.7

Other income (expenses)
Investment income	1.4	1.8	2.7	3.2
Interest and debt expense	(10.8)	(5.5)	(21.0)	(10.9)
General partner incentive compensation	(4.8)	(3.2)	(9.3)	(6.4)
Minority interest and other	(1.0)	(0.8)	(1.8)	(1.6)
Total other income (expenses)	(15.2)	(7.7)	(29.4)	(15.7)

Net Income	$24.4	$19.9	$47.6	$40.0

Net Income per unit	$0.66	$0.69	$1.32	$1.38

Average Number of units	36.9	29.0	36.0	29.0

Pipeline Operating Data

Volume (thousand barrels / day)	1,386.9	1,117.4	1,354.2	1,141.2

Barrel-miles (billions)	17.0	13.0	32.0	26.0

Average tariff rate (cents / barrel)	56.7	56.3	55.5	55.8

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